Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement is entered into this 1st day of May, 2006 between SFX Entertainment, Inc. d/b/a Live Nation (the “Company”) and Bruce Eskowitz (the “Employee”) and effective the 1st day of October, 2005 (“Effective Date”).
     WHEREAS, the Company and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. TERM OF EMPLOYMENT.
     The Employee’s term of employment starts on the effective date of this Agreement and ends on the close of business on the 30th day of September, 2007.
2. TITLE AND DUTIES.
     (a) The Employee’s title is President of Global Venues and Sales, to include Worldwide Venues, Corporate Alliances, and Premium Seats. Employee’s office and job duties will be located in Los Angeles, California. This contract is performable in California. The Employee will perform job duties that are usual and customary for this position, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report to the President and CEO of Company, currently Michael Rapino, or his successor as President and CEO. The Employee will devote his full working time and efforts to the business and affairs of Company.
     (b) Exclusive Services. During employment with the Company, Employee shall not be employed elsewhere, nor shall he engage in any competitive activity and, except as set forth in the preceding clause (a) of this Section 2, shall not render any services to any other person or business, or acquire any interest of any type in any other business which is in competition with Company, provided, however, that the foregoing shall not be deemed to prohibit Employee from acquiring, solely as an investment, (i) up to 5% of any securities of a partnership, trust, corporation or other entity so long as Employee remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with Company or (ii) up to 5.0% of the outstanding equity interests of any publicly held company.
3. COMPENSATION AND BENEFITS
     (a) Base Salary. The Company will pay the Employee an annual base salary of $525,000.00. The Employee will be eligible for annual raises commensurate with Company policy, but in no event less than 4% each year. All payments of base salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Board or its Compensation Committee

     (b) Bonus.
          (i) Employee will be eligible to receive a bonus in the amount of $225,000.00, payable upon execution of this Agreement.
          (ii) Beginning with calendar year 2006, Employee will be eligible to receive a performance bonus as set forth in the Performance Bonus Calculation attached as “Exhibit A” to this Employment Agreement. Employee’s Target Bonus is $350,000.00, at 10% EBITDA growth. Employee is entitled to a pro rata bonus for any year in which his employment is terminated; the amount (if any) of the Performance Bonus for that calendar year will be pro rated based upon the number of months during such calendar year that the Employee provided full–time services for the Company pursuant to this Agreement. Employee shall not be entitled to a pro rata bonus if his employment is terminated for Cause. The Company reserves the right to modify the Performance Bonus Plan due to business circumstances such as business acquisition, business sale, accounting or non-operational circumstances. Employee shall be entitled to no less than a pro-rata bonus as of the date of any such acquisition, sale, or other such non-operational circumstance.
     (c) Employment Benefit Plans. The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the employee guide.
     (d) Relocation Expenses. Employee’s relocation expenses to Los Angeles, California will be paid for by the Company pursuant to the Enhanced Relocation Benefits package. Employee shall have up to eighteen (18) months from the date of this Agreement to complete the relocation.
     (e) Business Expenses. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy. The Company will provide the Employee with access to a credit card, subject to the approval of the credit card company and based on the Employee’s credit history, and which should only be used for business purposes. Payment is the responsibility of the Employee.
     (f) Stock Options. Employee shall receive a grant of 200,000 stock options for shares of common voting stock in CCE Spinco. Such grant shall be contingent on the closing of the spin-off of Company from its current parent, Clear Channel Communications, Inc. and issued within five (5) days after the closing of the spin-off transaction. The option price shall be the fair market value on the grant date. Any future stock option grants will be granted based upon the performance of the Employee, which will be assessed in the sole discretion of the Company and the Compensation Committee of the Board. All option grants shall be made under the terms and conditions set forth in the applicable plan under which they are issued. The Company reserves the right to modify any future Company stock option plan with respect to the change of control or any other provision of said plan. The Company’s obligations under this Agreement to the Employee in the area of stock options are conditioned upon and subject to the Company’s decision, in its sole discretion, to: 1) alter, suspend or discontinue its stock option grant program; or 2) replace the program with an alternative form or method of compensation
4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
     During the course of the Employee’s employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason, or end of employment, regardless of the reason or circumstance.
5. NONSOLICITATION OF COMPANY EMPLOYEES OR VENDORS.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of 12 months thereafter, regardless of the reason for the termination or end of employment, the Employee will not, directly or indirectly, (i) hire any current or prospective employee or vendor of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding the Employee’s last day of employment with the Company or within the 12-month period of this covenant) who worked, works, has been offered employment by, or provided material services to the Company; (ii) solicit or encourage any such employee to terminate their employment or any vendor to terminate its business relationship with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee or vendor to accept employment or a contract with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated. This nonsolicitation covenant is binding on the Employee and will survive the expiration or termination of this Agreement, or the end of employment for any reason.
6. NON-COMPETITION DURING TERM.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee’s employment with the Company the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee’s employment with the Company, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company.
     The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information.
7. TERMINATION.
     The Employee’s employment with the Company may be terminated under the following circumstances:
     (a) Death. The Employee’s employment with the Company shall terminate upon his death.
     (b) Disability. The Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by the Company.
     (c) Termination By The Company Without Cause. The Company may terminate Employee’s employment hereunder without Cause at any time after providing written notice to Employee.
     (d) Termination By The Company For Cause. The Company may also terminate the Employee’s employment for Cause. For purposes of the Agreement, “Cause” shall mean: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of the Company’s policy on sexual harassment, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes, or other willful misconduct as determined in the sole discretion of the Company; (ii) continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (iii) the Employee’s refusal or failure to follow lawful directives consistent with his title and position and the terms of this Agreement; (iv) a criminal or civil conviction of the Employee, a plea of nolo contendere by the Employee, or other conduct by the Employee that, as determined in the sole discretion of the Board, has resulted in, or would result in if he were retained in his position with the Company, material injury to the reputation of the Company, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a breach by the Employee of any of the provisions of this Agreement; or (vi) a violation by the Employee of the Company’s employment policies.
     (e) Termination by The Employee For Good Reason. Employee may terminate this Agreement at any time for “Good Reason,” which is defined as one of the following: (i) a repeated failure of the Company to comply with a material term of this Agreement after written notice by the Employee specifying the alleged failure; or (ii) a substantial and unusual change in Employee’s position, duties, responsibilities, and authority without an offer of additional reasonable compensation as determined by Company in light of compensation levels for similarly situated employees; or (iii) a substantial and unusual reduction in Employee’s duties, responsibilities and authority. If Employee elects to terminate this Agreement for “Good Reason” as described above in this paragraph, the Company shall have five (5) days after the written notice within which to cure. If Company fails to cure within the applicable period, Employee’s termination for good reason shall become effective at the end of the 5th day of such cure period.
8. COMPENSATION UPON TERMINATION.
     In the event that Employee’s employment hereunder is terminated, Employee shall be entitled to the following upon such termination:
     (a) Death. If the Employee’s employment with the Company terminates by reason of his death, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, the Employee’s accrued and unpaid base salary, any accrued but unpaid expenses, and prorated bonus, if any (See Exhibit A), and any payments to which the Employee’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (b) Disability. If the Employee’s employment with the Company terminates by reason of his disability, the Company shall, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, any accrued but unpaid expenses, and prorated bonus, if any (See Exhibit A), and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (c) Termination by the Company For Cause. If the Employee’s employment with the Company is terminated by the Company for Cause, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, any accrued but unpaid expenses, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

     (d) Termination by the Company Without Cause or Termination by Employee for Good Reason.
     (A) If the Employee’s employment with the Company is terminated by the Company Without Cause, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, prorated bonus, if any (See Exhibit A), unreimbursed expenses; any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies), and in addition, any stock options granted to Employee pursuant to Section 3(f) during the term of this Agreement shall vest at a rate of 20% per year up to the date of termination.
     (B) If the Employee’s employment with the Company is terminated by the Employee for Good Reason, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, prorated bonus, if any (See Exhibit A), unreimbursed expenses; and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (C) Additionally, Employee may select either option (C)(i) or (C)(ii) below:
(i) If the Employee signs a general release of claims in a form and manner satisfactory to the Company, the Company will, within 90 days, pay to the Employee a lump sum amount equal to six (6) months of the Employee’s annual base salary, less applicable federal and state withholding and all other ordinary payroll deductions.
OR
(ii) Employee may elect to become a part-time consultant to Company in exchange for severance pay and agrees to: (1) serve as an exclusive part-time consultant for the six (6) months after the date of termination (“Consulting Period”); (2) agrees not to compete with Employer, directly or indirectly, during the Consulting Period in accordance with Section 2(b) and Section 6; and (3) agrees to and signs a general release of claims in a form and manner satisfactory to the Company. Company will pay to Employee:
     a) a lump sum amount equal to six (6) months of the Employee’s annual base salary, less applicable federal and state withholding and all other ordinary payroll deductions (“Severance Payment”); and,
     b) an amount equal to six (6) months base salary, payable in periodic payments in accordance with ordinary payroll practices and deductions during the Consulting Period (“Consulting Payments”).

     (e) Effect Of Compliance With Compensation Upon Termination Provisions. Upon complying with Subparagraphs 8(a) through 8(e) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
9. PARTIES BENEFITED; ASSIGNMENTS.
     This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.
10. GOVERNING LAW.
     This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice of law or conflict provisions or rule (whether of the State of California any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California and the Employee hereby expressly consents to the personal jurisdiction and venue of the state and federal District Courts of California in Los Angeles located in the State of California for any lawsuit arising from or relating to this Agreement.
11. DEFINITION OF COMPANY.
     As used in this Agreement, the term “Company” shall include SFX Entertainment, Inc. d/b/a Live Nation, and any of its past, present and future divisions, operating companies, subsidiaries and affiliates.
12. LITIGATION AND REGULATORY COOPERATION.
     During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company will pay the Employee on an hourly basis (to be derived from his base salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys’ fees and costs.
13. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.
     The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employee’s employment for the benefit of the Employee (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.
14. ARBITRATION.
     The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Employee’s employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in Los Angeles, California. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the actual costs of arbitration excluding attorney’s fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.
15. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.
     The Employee represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder. The Employee also represents and warrants to the Company that he is under no physical or mental disability that would hinder the performance of his duties under this Agreement.
16. MISCELLANEOUS.
     This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

EMPLOYEE:

DATE: May 1, 2006		/s/ BRUCE ESKOWITZ

BRUCE ESKOWITZ

SFX ENTERTAINMENT, INC., d/b/a
LIVE NATION

DATE: May 1, 2006	BY:	/s/ MICHAEL RAPINO

NAME: Michael Rapino

TITLE: Chief Executive Officer

Bruce Eskowitz — Performance Bonus
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EXHIBIT A
PERFORMANCE BONUS CALCULATION
     Employee will be eligible for an annual Performance Bonus (“Performance Bonus”). The Performance Bonus is based upon year-over-year EBITDA growth in 1% increments for the accounting entities of Global Venues and Sales, to include Worldwide Venues, Corporate Alliances, and Premium Seats (“Global Venues and Sales”). The calculation of the Performance Bonus is set forth below.
1. Annual Performance Bonus – Positive Growth in Prior Year:
     (a) If Global Venues and Sales experienced a year-over-year increase in EBITDA in the year preceding the calendar year to which the Performance Bonus relates, then the amount of the Performance Bonus attributable to Company will be determined utilizing the schedule set forth in Section 1(b).
     (b) The Performance Bonus attributable to Global Venues and Sales to which this Section 1(b) applies shall be equal to the Target Bonus (as defined in the Employment Agreement) multiplied by the Percentage Bonus Amount for Global Venues and Sales in the table below that corresponds to Global Venues and Sales’ year-over-year EBITDA growth in the year to which the Performance Bonus relates, capped at 25%.

	EBITDA
	Growth Rate -
Positive Growth Model	Global Venues and Sales	Bonus Amount
	1%	$17,500.00
	2%	$35,000.00
Target Bonus	3%	$52,500.00
$350,000.00	4%	$70,000.00
at 10% Growth	5%	$87,500.00
	6%	$140,000.00
	7%	$192,500.00
	8%	$245,000.00
	9%	$297,500.00
Target 10% Growth	10%	$350,000.00
	11%	$380,000.00
	12%	$410,000.00
	13%	$440,000.00
	14%	$470,000.00
	15%	$500,000.00
	16%	$525,000.00
	17%	$550,000.00
	18%	$575,000.00
	19%	$600,000.00
	20%	$625,000.00
	21%	$650,000.00
	22%	$675,000.00
	23%	$700,000.00
	24%	$725,000.00
	25%	$750,000.00
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Bruce Eskowitz — Performance Bonus
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     (c) The following is an example of a positive growth Performance Bonus provided for illustrative purposes only.
     Assume that in 2005, Global Venues and Sales achieved positive year-over-year EBITDA growth when compared to 2004. Assume also that in 2006 the year-over-year EBITDA growth is 16%. On this example the Performance Bonus Amount for calendar year 2006 would be $525,000.00 (per table in Paragraph 2(b) above).
2. Annual Performance Bonus — EBITDA Decrease
     (a) Subject to Section 2(d) below, if Global Venues and Sales experienced a year-over-year decrease in EBITDA in the year preceding the calendar year to which the Performance Bonus relates, then the amount of the Performance Bonus attributable to Global Venues and Sales will be determined utilizing the schedule set forth in Section 2(b).
     (b) Subject to Section 2(d) below, ihe Performance Bonus attributable to Global Venues and Sales to which this Section 2(b) applies shall be equal to the Target Bonus (as defined in the Employment Agreement) multiplied by the Percentage Bonus Amount for Global Venues and Sales in the table below that corresponds to Global Venues and Sales’ year-over-year EBITDA growth in the year to which the Performance Bonus relates.

Prior Year -	EBITDA
EBITDA Decrease	Growth Rate -
Model	Global Venues and Sales	Bonus Amount
	1%	$0.00
	2%	$0.00
Target Bonus	3%	$0.00
$350,000.00	4%	$0.00
	5%	$17,500.00
	6%	$35,000.00
	7%	$52,500.00
	8%	$70,000.00
	9%	$87,500.00
	10%	$105,000.00
	11%	$140,000.00
	12%	$175,000.00
	13%	$210,000.00
	14%	$245,000.00
	15%	$280,000.00
	16%	$315,000.00
	17%	$350,000.00
	18%	$400,000.00
	19%	$450,000.00
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Bruce Eskowitz — Performance Bonus
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Prior Year -	EBITDA
EBITDA Decrease	Growth Rate -
Model	Global Venues and Sales	Bonus Amount
Target 20% Growth	20%	$500,000.00
	21%	$512,500.00
	22%	$525,000.00
	23%	$537,500.00
	24%	$550,000.00
	25%	$562,500.00
(c) The following is an example of a prior year EBITDA decrease Performance Bonus provided for illustrative purposes only:
     Assume that in 2005, Global Venues and Sales experienced a decrease in year-over-year EBITDA growth when compared to 2004. Assume also that in 2006, the year-over-year EBITDA growth of Global Venues and Sales was 13%. On this example, the Performance Bonus amount for calendar year 2006 would be $210,000.00 (per table in Paragraph 2(b), above).
(d) The EBITDA growth decrease will not include operations which were not in regular and customary use for the entire twelve (12) month period used to calculate EBITDA growth. For example, and not by way of limitation, operations such as Music Midtown and Holiday Lights would not be included for calculation of EBITDA growth for the fiscal year which existed at the time of the execution of this Agreement. EBITDA calculations for purposes of determining reductions are limited to operations which existed during the preceding bonus year and which remained operational throughout the current bonus year. Employee’s bonus calculation will not include programs, venues, or buildings which were sold, closed, or otherwise disposed of (for example, but not by way of limitation, Capital Music Hall) prior to the end of the bonus cycle and which do not exist operationally for purposes of year to year comparisons at the end of the current bonus cycle.
3. Procedural Provisions.
     If the Performance Bonus is paid for any calendar year, it is calculated through the last day of the calendar year and generally will be payable to Employee within 90 days after the end of such calendar year or, as soon as reasonably practicable after such time as Company has completed its internal accounting and audit processes for purposes of determining the relevant EBITDA identified above (the “Bonus Pay Date”). Following the end of each calendar year, Employee shall provide information and assistance as appropriate and necessary for purposes of completing the relevant EBITDA. Employee is entitled to a pro rata bonus for any year in which his employment is terminated; the amount (if any) of the Performance Bonus for that calendar year will be pro rated based upon the number of months during such calendar year that the Employee provided full–time services for Company pursuant to this Agreement. Employee shall not be entitled to a pro rata bonus if his employment is terminated for Cause.
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Bruce Eskowitz — Performance Bonus
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     Company reserves the right to modify the Performance Bonus Plan due to business circumstances such as business acquisition, business sale, accounting or non-operational circumstances.
4. Definitions.
     (a) “EBITDA.” As used herein, the term “EBITDA” shall mean, for any calendar year, the earnings of Global Venues and Sales (excluding extraordinary non-recurring items) for such calendar year (as determined by the Company’s chief financial officer in accordance with generally accepted accounting principles) before deduction of interest, taxes, depreciation and amortization. The parties expressly acknowledge and agree that due to circumstances such as business acquisitions, business divestitures, accounting changes or non-operational circumstances, additional modifications may be needed and appropriate for the definition of EBITDA as Company determines in its good faith discretion, including, without limitation, conversion of EBITDA to EBIT, with concomitant changes to the required percentage growth thresholds, in order to take account of the depreciation associated with major acquisition or capital investments. By way of example and without limiting the generality of the foregoing provisions, the parties acknowledge that the application of the foregoing provisions might include pro forma accounting adjustments for newly developed amphitheaters. The computation of the prior year increase in EBITDA must include payment of employee bonuses.
     (b) “Global Venues and Sales.” As used herein, the term “Global Venues and Sales” shall mean shall mean accounting divisions that include the financial results derived from Worldwide Venues, Corporate Alliances, and Premium Seats.
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